Exhibit 3.138

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

1.	Name of Limited Liability Company: Cash America Net of Oklahoma, LLC

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

The name of the limited liability company is changed to:

CNU of Oklahoma, LLC

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 31st day of August, A.D. 2011.

By:	/S/ CURTIS LINSCOTT
Authorized Person(s)

Name:	J. Curtis Linscott
Print or Type

CERTIFICATE OF FORMATION

OF

CASH AMERICA NET OF OKLAHOMA, LLC

This Certificate of Formation of Cash America Net of Oklahoma, LLC, dated as of May 26, 2006, is being duly executed and filed by J. Curtis Linscott, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del C. § 18-101, et. seq.).

FIRST. The name of the limited liability company formed hereby is Cash America Net of Oklahoma, LLC (the “Company”).

SECOND. The address at the registered office of the Company in the State of Delaware is Capitol Services, Inc., 615 South DuPont Highway, Kent County, Dover, Delaware 19901.

THIRD. The name and address of the registered agent of the Company for service of process in the State of Delaware is Capitol Services, Inc., 615 South DuPont Highway, Kent County, Dover, Delaware 19901.

IN WITNESS HEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

By:	/s/ CURTIS LINSCOTT
J. Curtis Linscott
Authorized Person